Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT


        We consent to the incorporation by reference in this Registration Statement of Kroll Inc. on Form S-3 of our report dated March 12, 2004, which report expresses an unqualified opinion and includes explanatory paragraphs referring to i) Kroll Inc.'s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective on January 1, 2002, and ii) the restatement of Kroll's December 31, 2002 consolidated balance sheet, and the consolidated statements of cash flows and stockholders' equity for each of the two years in the period ended December 31, 2002, to adjust Kroll's accounting for database costs, appearing in the Annual Report on Form 10-K of Kroll Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/  Deloitte & Touche LLP

New York, New York
March 30, 2004